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                                  EXHIBIT 4.3

                      PROMOTIONAL SHARES LOCK-IN AGREEMENT

I This Promotional Shares Lock-In Agreement (this "Agreement"), which was entered into on the day of January, 2000, by and between Precis Smart Card Systems, Inc. ("Issuer"), whose principal place of business is located in Oklahoma, and Kent W. Webb, Larry E. Howell, Donald A Cunningham, and Michael R. Morrisett (each a "Security Holder") witnesses that:

         (1) Issuer has filed an application with the Securities Administrator of the State of Oklahoma ("Administrator") to register certain of its Equity Securities for sale to public investors who are residents of the State of Oklahoma ("Registration");

         (2) The Security Holder is the owner of the shares of common stock or similar securities and/or possesses convertible securities, warrants, options or rights which may be converted into, or exercised to purchase shares of common stock or similar securities of Issuer;

         (3) As a condition to Registration, Issuer and Security Holder ("Signatories") agree to be bound by the terms of this Agreement.

II THEREFORE, the Security Holder agrees not to sell, pledge, hypothecate, assign, grant any option for the sale of, or otherwise transfer or dispose of, whether or not for consideration, directly or indirectly, PROMOTIONAL SHARES as defined in the North American Securities Administrators Association ("NASAA") Statement of Policy on Corporate Securities Definitions and all certificates representing stock dividends, stock splits, recapitalizations, and the like, that are granted to, or received by, the Security Holder while the PROMOTIONAL SHARES are subject to this Agreement (the "Restricted Securities").

         Beginning two years from the completion date of the public offering, two and one-half percent (2 1/2%) of the Restricted Securities may be released each quarter pro rata among the Security Holders. All remaining Restricted Securities shall be released from escrow on the anniversary of the fourth year from the completion date of the public offering.

III      THEREFORE, the Signatories agree and will cause the following:

         A. In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is not a Promoter, which results in the distribution of Issuer's assets or securities ("Distribution"), while this Agreement remains in effect that:

                  1. All holder of Issuer's EQUITY SECURITIES will initially share on a pro rata, per share basis in the Distribution, in proportion to the amount of cash or other consideration that they paid per share for their EQUITY SECURITIES (provided that Administrator has accepted the value of the other consideration), until the shareholders who purchased Issuer's EQUITY SECURITIES pursuant to the public offering ("Public Shareholders") have received, or have had irrevocably set aside for them, an amount that is equal to one hundred percent (100%) of the public offering's price per share times the number of shares of EQUITY SECURITIES that they purchased pursuant to the public offering and which they still hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalizations and the like; and


                  2. All holder of Issuer's EQUITY SECURITIES shall thereafter participate on an equal, per share basis times the number of shares of EQUITY SECURITIES they hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalization and the like.


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                  3.       The Distribution may proceed on lesser terms and
                           conditions than the terms and conditions stated in paragraphs 1 and 2 above if a majority of the EQUITY SECURITIES THAT ARE NOT HELD BY SECURITY HOLDERS, OFFICERS, DIRECTORS OR Promoters of Issuer, or their associates or affiliates vote, or consent by consent procedure, to approve the lesser terms and conditions.


         B. In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is a Promoter, which results in a Distribution while this Agreement remains in effect, the Restricted Securities shall remain subject to the terms of this Agreement.

         C. Restricted Securities may be transferred by will, the laws of descent and distribution, the operation of law, or by order of any court of competent jurisdiction and proper venue.

         D. Restricted Securities of a deceased Security Holder may be hypothecated to pay the expenses of the deceased Security Holder's estate. The hypothecated Restricted Securities shall remain subject to the terms of this Agreement. Restricted Securities may not be pledged to secure any other debt.

         E. Restricted Securities may be transferred by gift to the Security Holder's family members, provided the Restricted Securities shall remain subject to the terms of this Agreement.

         F. With the exception of paragraph A.3 above, the Restricted Securities shall have the same voting rights as similar EQUITY SECURITIES not subject to the Agreement.

         G. A notice shall be placed on the face of each stock certificate of the Restricted Securities covered by the terms of the Agreement stating that the transfer of the stock evidenced by the certificate is restricted in accordance with the conditions set forth on the reverse side of the certificate; and

         H. A typed legend shall be placed on the reverse side of each stock certificate of the Restricted Securities representing stock covered by this Agreement which states that the sale or transfer of the shares evidenced by the certificate is subject to certain restrictions until January , 2004, pursuant to an agreement between the Security Holder (whether beneficial or of record) and the Issuer, which agreement is on file with Issuer and the stock transfer agent from which a copy is available upon request and without charge.


         I. The term of this Agreement shall begin on the date that the Registration is declared effective by the Administrator (the "Effective date"). The term of this Agreement shall terminate on the later of (A) the Administrator's receipt of not less than 10 days' advance written notice of the occurrence or upcoming occurrence of any one of the occurrences set forth in
                  (B) immediately below, and (B) the occurrence of any one of the following:


                  1. The anniversary of the fourth year from the completion date of the public offering; or


                  2. The date the Registration has been terminated if no securities were sold pursuant thereto; or


                  3. If the Registration has been terminated, the date that checks representing all of the gross proceeds that were derived therefrom and addressed to the public investors have been placed in the U.S. Postal Service with first class postage affixed; or


                  4. The date the securities subject to this Agreement become "Covered Securities," as defined under the National Securities Markets Improvement Act of 1996.

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         J.       This Agreement to be modified only with the written approval of the Administrator.

IV       THEREFORE, Issuer will cause the following:

         A. A manually signed copy of the Agreement signed by the Signatories to be filed with the Administrator prior to the Effective Date;

         B. Copies of the Agreement and a statement of the per share initial public offering price to be provided to the Issuer's stock transfer agent;

         C. Appropriate stock transfer orders to be placed with Issuer's stock transfer agent against the sale or transfer of the shares covered by this Agreement prior to its expiration, except as may otherwise be provided in this Agreement;

         D. The above stock restriction legends to be placed on the periodic statement sent to the registered owner if the securities subject to this Agreement are uncertificated securities.

Pursuant to the requirements of this Agreement, the Signatories have entered into this Agreement, which may be written in multiple counterparts and each of which shall be considered an original. The Signatories have signed this Agreement in the capacities and on the dates, indicated.

IN WITNESS WHEREOF, the Signatories have executed this Agreement.

"Issuer"                                        PRECIS SMART SYSTEMS, INC.

                                                By:
                                                   -----------------------------
                                                         Larry E.  Howell
                                                         Chief Executive Officer

"Security Holder"
                                                --------------------------------
                                                         Kent H.  Webb

                                                --------------------------------
                                                         Larry E. Howell

                                                --------------------------------
                                                         Donald A Cunningham

                                                --------------------------------
                                                         Michael R.  Morrisett



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